Exhibit 10.44

April 6, 2012

Matthew A. Wikler, MD

PO Box 5000, PMB 84

Rancho Santa Fe, CA 92067

Dear Dr. Wikler,

We are very pleased to offer you employment at Rib-X Pharmaceuticals (“Rib-X”). Your start date will be effective on or around April 30, 2012. We are very enthusiastic about the prospect of your joining the Rib-X team, and are confident of a mutually beneficial relationship.

Position and Compensation

Your initial position will be Chief Development Officer of Rib-X reporting to Mark Leuchtenberger, President and CEO. During the course of your employment with Rib-X, your position and duties are, of course, subject to change. As a Rib-X employee, we expect that you will perform any and all duties and responsibilities normally associated with your position in a satisfactory manner and to the best of your abilities at all times. Your performance will be reviewed formally at the end of the calendar year, and on a periodic basis thereafter as long as you remain employed by Rib-X.

Your initial base pay shall be $13,541.67, payable semi-monthly (annualized to $325,000), less state, federal and other applicable withholdings and taxes. Based upon your yearly performance and the overall performance of Rib-X, you may also be eligible for an annual bonus with a target of 30% of your base salary or $97,500. Any bonus to be paid will be determined by our Compensation Committee and based 50% on your individual performance and 50% on Rib-X’s performance. Any annual bonus earned in respect of any year will be paid no later than 90 days following the end of such year. You must be employed by Rib-X on the date any bonus is paid in order to receive it. Rib-X will review your compensation periodically. Your compensation also is subject to change, as Rib-X considers necessary or appropriate.

Signing Bonus

In addition, you will receive a signing bonus in the amount of $60,000 less all applicable withholdings and taxes. This signing bonus will be paid to you in its entirety within the first 30 days of your employment. If you leave Rib-X for any reason other than Good Reason (as such term is defined in your Severance Agreement) or Rib-X terminates you for cause (as such term is defined in your Severance Agreement) within one year from your start date, you will be required to repay Rib-X for the net amount (less applicable withholdings, taxes and deductions) received by you in respect of this signing bonus within thirty (30) days of such event.

Benefits

Equity: Provided that you have commenced employment with Rib-X, you will be granted, subject to approval by the Compensation Committee of the Board of Directors (the “Committee”), on the date of the effectiveness of Rib-X’s Initial Public Offering a stock option award for such number of shares of Rib-X common stock as determined by the Committee which number of shares shall represent 1% of the outstanding capital stock of Rib-X, calculated on a fully diluted basis on such date of grant and assuming in such calculation that the shares of Rib-X common stock to be issued at the closing of the Initial Public Offering have been issued (the “Option”). The exercise price of the Option shall be equal to the Initial Public Offering price of Rib-X’s common stock. Should no Initial Public Offering take place by June 30, 2012, Rib-X shall grant the Option to you in the third quarter of 2012 provided that you are then employed by Rib-X at an exercise price equal to the fair market value of Rib-X’s common stock on the grant date. The Option shall vest commencing on your start date as follows: 25% of the Option shall vest on the first anniversary of your start date and the remaining 75% of the Option shall vest ratably at the rate of 1/36th per month on each monthly anniversary commencing one year and one month after your start date such that the Option shall be vested in full on the fourth anniversary of your start date provided that you are employed by Rib-X on the applicable dates. The Option shall be subject to the terms and conditions of Rib-X’s stock plan then in effect and standard form of Option Agreement. Additional stock options may also be offered from time to time depending upon certain events, including for example the successful completion of annual corporate goals.

Severance: Rib-X shall also provide severance to you upon termination of your employment in certain circumstances pursuant to the terms set forth in the enclosed Severance Agreement.

Vacation Time: You will be entitled to paid vacation time consistent with the senior executive level vacation policy offered by Rib-X.

Other Benefits: Rib-X currently offers various benefits, including group medical and dental insurance, time off, short term disability, long term disability, life insurance and other benefits. These benefits may be modified or changed from time to time at the discretion of Rib-X. The present benefit structure and other important information about the benefits for which you may be eligible is described in other documents, which you will receive upon the commencement of your employment. Where a particular benefit is subject to a formal plan (i.e., medical insurance or life insurance), eligibility to participate in and receive any particular benefit is governed solely by the applicable plan document. Should you have any questions regarding benefits, please see Human Resources for a copy of the applicable plan document.

Return Travel / Relocation

We understand that, at least initially, you will maintain your home in California while residing in the New Haven area. In support of that we will allow you to work remotely from California for a week up to once per quarter provided it is not a week that Rib-X requires you, as a member of the senior management team, to be elsewhere representing Rib-X.

In view of your need to find housing, and transport items from your current residence to the New Haven area, we agree to assist you with expenses associated with these activities, within the terms of the executive level relocation policy offered by Rib-X. It is understood that if you terminate your employment within one year of your start date for any reason other than Good Reason, you will be required to repay Rib-X for your relocation expenses that have been reimbursed by Rib-X. Rib-X has developed a relationship with Mobility Services International (MSI) who will assist you with your relocation to the New Haven area.

In the event that you decide to sell your home in California and move permanently to the New Haven area, we agree to assist you with expenses associated with selling your home, purchasing a new home (but not the purchase price for such home), and moving. To that extent, you would be eligible for the executive level relocation policy offered by Rib-X. However, the reimbursements associated with the executive level relocation policy will be modified to deduct any expenses, as described in the previous paragraph, which may have already been reimbursed to you. It is understood that if you terminate your employment for any reason other than Good Reason within one year of your move to New Haven you will be required to repay Rib-X for your relocation expenses that have been reimbursed by Rib-X. Rib-X has developed a relationship with Mobility Services International (MSI) who will assist you with your relocation to the New Haven area.

Nature of relationship

As a Rib-X employee, you will be expected to devote substantially all of your business time to the performance of your duties at Rib-X throughout your employment with us. Notwithstanding the foregoing, as long as it does not interfere with your employment with Rib-X, you may serve as an officer, director or trustee or otherwise participate in educational, welfare, social, religious and civic organizations, and up to two (2) additional boards upon prior approval of the Chief Executive Officer, which approval will not be unreasonably heald. Rib-X acknowledges that you currently serve on the Board of Directors of the Clinical and Laboratory Standards Institute and on the Leadership Council of Franklin & Marshall College, and that nothing hereunder shall prohibit you from continuing to serve in such organizations in such capacities. While this letter reflects our commitment to employ you and we look forward to a mutually rewarding relationship, this letter does not constitute a contract (express or implied) for a specific length of employment, and either party may choose to terminate the employment relationship upon written notice to the other at any time and for any reason.

Non-Competition, Non-Solicitation, Non-Disclosure and Developments Agreement

As a condition of your employment and continued employment with Rib-X, you are required to sign and comply with the terms and conditions of the enclosed Non-Competition, Non-Disclosure and Developments Agreement. Also, just as Rib-X regards the protection of its trade secrets, and other confidential information as a matter of great importance, we also respect that you may have an obligation to your present and/or prior employers to safeguard the confidential information of those companies, and we expect you to honor them as well. To that end, you should not take any documents or other confidential information from your employer if and when you depart. Further, we want to make it perfectly clear you should not bring with you to Rib-X, or use in the performance of your responsibilities for Rib-X any proprietary business or technical information, materials or documents of a former employer. Finally, you must provide Rib-X with a copy of any agreements with a former employer or other party that could restrict your professional activities in any way on behalf of Rib-X.

I-9 information

On your start date, you must complete an I-9 Form including presenting any of the accepted forms of identification specified on the I-9 Form. Your employment with Rib-X is conditioned on your eligibility to work in the United States.

We are pleased to inform you that we have successfully completed our pre-employment background and reference checks.

This letter, the enclosed Severance Agreement and the enclosed Employee Noncompetition, Nondisclosure and Developments Agreement constitute our entire offer regarding the terms and conditions of your employment by Rib-X. These supersede any prior agreements, or other promises or statements (whether oral or written) regarding the offered terms of employment. The terms of your employment shall be governed by and construed under the laws of the State of Connecticut, without giving effect to conflict of laws principles.

You may accept this offer of employment and the terms and conditions hereof by signing the enclosed additional copy of this letter. Your signature on the copy of this letter and your submission of the signed copy to me will evidence your agreement with the terms and conditions set forth in this letter. Please return a copy of the offer letter to me in the addressed/stamped envelope provided. This offer will expire on April 10, 2012 unless accepted by you in writing prior to such date.

We genuinely hope that you decide to join the Rib-X Pharmaceuticals team and look forward to your arrival soon.

Sincerely,

/s/ Mark Leuchtenberger Mark Leuchtenberger	/s/ Colleen Wilson Colleen Wilson
President & CEO	Director, Human Resources

Accepted and Agreed To:

/s/ Matthew A. Wikler Signature	April 30, 2012 Anticipated Start Date

April 8, 2012 Date